Exhibit 10.28

DECKERS OUTDOOR CORPORATION

[YEAR] MANAGEMENT INCENTIVE PROGRAM

PURPOSE:

The Deckers Management Incentive Program is designed to align cash compensation with business performance.  It seeks to motivate and reward management achievements that drive profitability, cash flow, and operational effectiveness.  This Program is adopted pursuant to the Deckers Outdoor Corporation 2006 Equity Incentive Plan and is in effect for the period of [Date] through [Date] (the “Plan Year”).

ELIGIBILITY:

Eligibility to participate in the program is limited to the Chief Executive Officer (the “CEO”), Chief Financial Officer, and three most highly compensated executive officers of the Company (all five of whom are referred to collectively as “Executive Management”) and certain management members who, through budgetary and/or decision-making responsibility, have the ability to directly impact Company performance and profitability.  Eligibility and incentive award targets are reviewed for the Plan Year.  Participation must be approved by the CEO of Deckers Outdoor Corporation and, with respect to Executive Management, by the Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”).  The “Target Incentive Award” is expressed as a percentage of base pay and is predetermined by the CEO and, with respect to Executive Management, by the Compensation Committee and is based upon the participant’s position within Deckers.

Participants who become eligible for participation after the beginning of the Plan Year and before the end of the third quarter will be eligible to receive a pro-rated incentive award.  Employees joining the company in the fourth quarter are not eligible for a prorated incentive payout and become eligible in the next Plan Year.

NOTE: A participant must be on active payroll status at the end of the Plan Year in order to receive an incentive award payment for the Plan Year.

Award payments are calculated on base salary as of September 30th of the Plan Year and the target percentage for each component, and will be paid by March 15th of the following year, after the year-end audit.  Payout will be in the form of a payroll check that is subject to all bonus withholding taxes, 401(k), and other customary deductions.  The determination of actual award payments will be made by the Compensation Committee in accordance with the criteria established by the Compensation Committee, and such determination will be final and binding on all participants.

AWARD OPPORTUNITIES

Each eligible position is assigned a Target Incentive Award, which represents the percentage of base salary that will be earned if target performance results are achieved.

The incentive award payments will be calculated using the following formula:

For this Plan Year, the structure for each of the components of the incentive award payout will be as follows:

PART A —Profit Component

The “Profit Component” for each participant will be calculated using the following formula:

The “Earned Profit Percentage” is based on [Insert Measure].  The Earned Profit Percentage is a percentage that is established by the Compensation Committee based on the achievement of certain [Insert Measure] targets, as discussed further below.  The “Profit Component Weight” is a percentage that is established by the Compensation Committee, with respect to Executive Management, or the CEO, with respect to Senior Management, for the portion of a participant’s incentive award payment that will be based on the [Insert Measure] targets.  The [Insert Measure] targets and Profit Component Weight will be established by the Compensation Committee or CEO, as applicable, no later than 90 days after the start of the Plan Year.  Participants will earn the Company Profit component only if they have achieved a portion of the Quantitative Management Business Objectives (MBO).

PART B —Quantitative Management Business Objective Component

The “Quantitative Management Business Objective Component” for each participant will be calculated using the following formula:

The “Earned Quantitative MBO Percentage” is a percentage that is established by the Compensation Committee based on the achievement of certain quantitative Management by

Objective (“MBO”) targets, as discussed further below.  The “Quantitative MBO Weight” is a percentage that is established by the Compensation Committee, with respect to Executive Management, or the CEO, with respect to Senior Management, for the portion of a participant’s incentive award payment that will be based on the Quantitative MBO Component.  The MBO targets and the Quantitative MBO Weight will be established by the Compensation Committee or CEO, as applicable, no later than 90 days after the start of the Plan Year.

NOTE: In order to qualify for the quantitative and qualitative MBO incentive pay out, the participant’s individual objectives must be reviewed and approved by his/her immediate manager and the Department Head and must be on file in the Human Resources department, and with respect to Executive Management, the Compensation Committee.

Quantitative Management Business Objectives (MBOs) have the following elements:

•                  MBOs include details, such as exact result expected and deadlines for completion.

•                  MBOs should support the Strategic Plan of the Company and its financial goals.

•                  These MBOs are also based on the Participant’s department operational goals.  These goals will vary for each Participant and may include any of the following measures: (i) cash flow, (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings), (iii) earnings per share, (iv) growth in earnings or earnings per share, (v) stock price, (vi) return on equity or average stockholders’ equity, (vii) total stockholder return, (viii) return on capital, (ix) return on assets or net assets, (x) return on investment, (xi) revenue, (xii) income or net income, (xiii) operating income or net operating income, (xiv) operating profit or net operating profit, (xv) operating margin, (xvi) return on operating revenue, (xvii) market share, (xviii) contract awards or backlog, (xix) overhead or other expense reduction, (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index, (xxi) credit rating, (xxii) strategic plan development and implementation, (xxiii) improvement in workforce diversity and (xxiv) EBITDA.

PART C —Qualitative Management Business Objective Component

The “Qualitative Management Business Objective Component” for each participant will be calculated using the following formula:

The “Earned Qualitative MBO Percentage” is a percentage that is established by the Compensation Committee based on the achievement of certain qualitative MBO targets, as discussed further below.  The “Qualitative MBO Weight” is a percentage that is established by the Compensation Committee or the CEO for the portion of a participant’s incentive award payment that will be based on the Qualitative MBO Component.

The Earned Qualitative MBO Percentage is based on performance against individually set qualitative management business objectives for each participant in the following areas of development: Business, Team, and Personal.

The Qualitative MBOs include items identified in the participant’s Performance Evaluation for the previous fiscal year, which shall identify areas of development and/or competencies to be focused on in the current fiscal year.  Also included are the business objectives you and your supervisor developed as a way to achieve your financial/qualitative objectives.  Qualitative MBOs may contain problem-solving or innovation objectives (i.e., improvements in customer service, advertising, training programs, accounting processes, etc.).

AWARD CALCULATIONS

Each participant’s incentive award payout will be based on the addition of the Profit Component, the Quantitative MBO Component, and the Qualitative MBO Component and multiplied by the Target Incentive Award. The portions of the incentive award payout attributable to the Profit Component, Quantitative MBO Component, and Qualitative MBO Components shall be considered separate payments.  Accordingly, payment of amounts attributable to the Profit Component and Quantitative MBO Component shall not be effected by the calculation of the Qualitative MBO Component and are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

At the end of the Plan Year, actual performance results in all measurement categories will be compared with targeted performance levels for each participant, and the Earned Profit Percentage, the Earned Quantitative MBO Percentage and the Earned Qualitative MBO Percentage will be calculated.

Specific business results, both at the department level, and, on a Company level, will be based on the audited financial statements of the Company.  The [Insert Measure] for the Earned Profit Percentage will be calculated as directed by the Compensation Committee and may exclude or include certain items as determined by the Committee no later than ninety (90) days after the start of the Plan Year.

The first calculation will be for Part A — Earned Profit Percentage.  This will be based on the Company’s [Insert Measure], calculated as directed by the Compensation Committee.  However, this component will only be paid to the participant provided they have achieved a portion of their Quantitative MBOs.

The second calculation will be for Part B — Earned Quantitative MBO Percentage.  This calculation will be based upon individual performance attainment.

The third calculation will be for Part C — Earned Qualitative MBO Percentage. This calculation will be based upon individual performance attainment.

OTHER PROVISIONS

Participants who experience a position change or an intra-company transfer during the course of the plan year will have any brand specific goals calculated based upon the business unit performance plan in which the participant works as of September 30 of the plan year.  For example, if an employee transfers from the Teva brand to the Sanuk brand in June of the plan year, any brand specific goals will fall to Sanuk results for the year.  The individual performance component will be coordinated between Teva and Sanuk performance.

Nothing contained in the plan shall give any person the right to be retained in the employment of the Company or any of its subsidiaries.  The Company reserves the right to terminate any participant at any time, for any reason, notwithstanding the existence of the plan.

THE COMPANY RESERVES THE RIGHT TO MODIFY THE PLAN AND ITS PAY OUT PROVISIONS SOLELY TO PROVIDE FOR A REDUCTION IN THE AMOUNT OF THE PAYOUT.  HOWEVER, NO AMOUNT INTENDED TO CONSTITUTE PERFORMANCE-BASED COMPENSATION FOR PURPOSES OF SECTION 162(m) OF THE CODE WILL BE PAID UNLESS THE APPLICABLE PERFORMANCE CRITERIA ARE ATTAINED AND THE COMPANY MAY NOT INCREASE SUCH AMOUNT EVEN WHERE THE APPLICABLE CRITERIA ARE ATTAINED.

Calculation of Earned Percentages

[Insert Calculation Methods for Year]